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Loan Agreement

Loan Agreement entered into this 12`h day of August, 2005 by and between the f)CI USA, Inc., (hereinafter "MIU"), a StateNew York corporation, and AMEREX Companies, Inc. (hereinafter, an placeStateOklahoma corporation, according to the recitals, terms and conditions recited below.

PARTIES

The Company: AMEREX Companies, Inc. (the "Company"), with an address at 406 South placeCityBoulder, Suite 820 Tulsa, OK 74103.

Investor:

DCl USA, inc. and/or nominee ("DCIU"), with an address at 2(] West 640 Street,
addressStreetSuite 34G, placeCityNew York, StateNew York PostalCode10023.

RECITALS

DCTU agrees to loan to the Company a total of $400.000, to be delivered in two separate transactions, as follows:

The First Loan: Upon execution of this Agreement the first loan will be in the amount of $300,000, evidenced by a promissory note arid will be secured by a first deed of trust on property located at Leigh, Texas ("the Texas Property"). The interest rate shall be 1.25% per month. The Company shall make monthly interest only payments at the end each month with the first month prorated from execution to the end of the month, and the principal amount shall be due one year from the Closing. No pre-payment penalty.

The Company shall pay DCIU 3% of the total loan amount ($9,000) at the Closing as a loan processing fee.

The Second Loan. DCIU will, subsequent to the first loan date and within twenty (20) days. provide the Company with a second loan iii the amount of $100,000. evidenced by a second promissory note and second wrap deed of trust, the execution of which is contingent upon the Company drawing funds against the $100,000. The interest rate on the second loan shall be 1.25% per month, interest payable only if the loan is drawn against and payable only upon retirement of the debt. Principal and interest shall he due one year from the Closing. No pre-payment penalty. DCIU shall have the right to produce, in lieu of cash, 6,667 shares of DCIU common stock, valued for these purposes at $100,000. In such event, upon the second loan due date, the Company may, at its sole discretion, either return the shares, in which case there shall be no interest due on the second loan, or retain the shares and pay the principal amount of $100,000 plus accrued interest.

The Company shall pay DCIU 3% of the total loan amount ($3,000) at the second Closing as a loan processing fee, due at time of closing if funding; is cash or due at time of usageiutilixation/exchange of stock shares for funding this note.

GENERAL TERMS

I. General Loan Conditions: The first and second loan documents, including but not limited to the promissory notes and deeds of trust shall include standard commercial rent estate provisions including but not limited to due on sale provisions. It is understood by the parties that the Company has the right to encumber the Property with subordinated liens up to a total amount of $500,400 beyond the amount of the First and Second Loans. The Company shall provide at its cost a Lender's title insurance

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policy for both loans/deeds of trust in the full amount of the tare value of the loans and interest. The Company will be responsible to pay all closing and recording costs, fees and taxes. In addition, the Company shall pay DC1U $10,000 for legal expenses, $2500 of which has already been paid (non-refundable) and the ba[mice at the Closing. DCIU shall have the right to freely assign either of the notes andlor deeds of trust without prior notice or approval.

2.

 Collateral Guarantees: [n addition to the recorded deeds of trust on the Property securing the first and second loans, the Company shall provide the following additional guarantees for the first and second loans: (a) Full personal guarantee of Richard Coody and Ron Brewer; (h) pledge of all AMEREX shares; (c) Assignment of any agreements to purchase assets or companies entered into by the Company before the Closing; (d) filing of Texas UCC Certificate covering all fixtures and improvements to the land. It is agreed by DUIU that these assets will be released to additional funding sources on a shared collateral basis as the events occur.

3.

Closing:

the Closing of the first and second loans will take place separately upon the signing of the definitive loan agreements.

4.

Warrants:

At closing the Company will issue to DCIU warrants for the purchase of common stock of $300,000 or $400,000 face value dependent upon the execution of the second loan. The warrants will be valid for a period of five years from the date of closing with an exercise price equal to 100°4 of the established price of the enterprise value of the Company (asset value with debt) at the date of completion of the next round of financing anticipated to be in the amount of $5,000,000.

5.

 Investment Right of First Refusal: DC1LJ shall have the right of first refusal to invest tip to a maximum of 30% ($1,500,000.00) of the first $5 million raised by the Company ("the investment") in the form of equity or debt. The right of first refusal shall he based upon the best teens and conditions as granted to any other investor participating in the Investment As each contribution commitment from other investors is received, DCRl must commit its contribution up to its maximum percentage, or waive contribution at that time. DCIU shall be free to syndicate its portion of the investment.

6.

Required Parties to the Definitive Agreements: The Company, the Company shareholders holding more than 5% of the Company (the "Major Shareholders"), Mr. Coody, and .DCIU.

7.

Insurance:

The Company shall maintain commercially reasonable property and liability insurance on the Property.

8.

 Closing Conditions: Closing is subject to satisfaction of DClL's due diligence requirements, including business, financial and legal diligence, and the completion and execution of mutually acceptable definitive agreements (the "Definitive Agreements") no later than two days from the date of the execution of the Loan Agreement.

9.

Binding:

The terms and conditions contained in this Loan Agreement constitute binding obligations on the part of the parties.

10.

Confidentiality: The terms and conditions described in this loan Agreement, including its existence and including the fact that the parties are conducting negotiations, shall be disclosed to third-parties only if' required by law or agreed to in writing by the parties. In addition, DCIU agrees to execute and be bound by a standard confidentiality agreement protecting the proprietary and confidential intellectual property of the Company.

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11, Related Documents: This Loan Agreement is orte of several related collateral documents, which taken together reflect the purpose of the documents and the intent of the parties to provide secured funding to Amerex. Taken together, the Loan Agreements, Promissory Notes, Trust Deeds, Warrants, and any other documents executed by the Parties to this Loan Agreement to affect the purpose of capitalizing AMEREX Companies, Inc., are mutually incorporated by reference and constitute one document of multiple parts.

IN WITNESS HEREOF, the undersigned have herein below set their hands this 31s` day of August, 2005.

By: AMEREX Companies, Inc,

Richard L. Coody

President

By: DCI USA, Inc,

Jonathan Ilan (fir, CEO